Exhibit 3.305

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRI-COUNTY PAIN MANAGEMENT, P.A.

Pursuant to the provisions of The Professional Service Corporation Act of the State of New Jersey, N.J.S.A. 14A:9-5, the undersigned Corporation, TRI-COUNTY PAIN MANAGEMENT, P.A., a professional corporation duly organized and validly existing under the laws of the State of New Jersey (the “Corporation), undersigned, who is the sole Director and Chairman, hereby executed the following Amended and Restated Certificate of Incorporation:

1.	The name of the Corporation is TRI-COUNTY PAIN MANAGEMENT, P.A.

2.	The Corporation’s Certificate of Incorporation was filed by the State of New Jersey on October 14, 2003.

3.	The Corporation’s number is 0100913326.

4.	This Amended and Restated Certificate of Incorporation of the Corporation was approved by the Unanimous Written Consent of the Corporation’s sole Director and sole Shareholder on the 31st day of December, 2012.

ARTICLE II – PURPOSE

The sole and specific purpose for which the corporation is organized and incorporated is to engage in the business of providing professional health care services including medical services to the public within the State of New Jersey that Doctors of Medicine and other health professionals duly licensed under the laws of the State of New Jersey are authorized to render, but the Corporation shall not render such professional services except through its officers, employees and agents who are duly licensed or otherwise legally authorized to render such professional services within the State of New Jersey.

ARTICLE III – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to New Jersey law.

ARTICLE IV – REGISTERED OFFICE

AND REGISTERED AGENT

The address of the Corporation’s registered office is 820 Bear Tavern Road, Third Floor, West Trenton, New Jersey 08628 and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE V – BOARD OF DIRECTORS

The number of directors constituting the Board of Directors shall be one (1); and the name and address of the current director, who is a Doctor of Medicine duly licensed under the laws of the State of New Jersey, is as follows:

Gilbert L. Drozdow, M.D.

c/o Inglesino, Pearlman, Wyciskala & Taylor, LLC

600 Parsippany Road, Suite 204

Parsippany, New Jersey 07064

ARTICLE VI – LIABILITY AND INDEMNIFICATION

The Corporation shall limit the personal liability of its directors and officers to the greatest extent possible permitted under the Professional Service Corporation Act of New Jersey, N.J.S.A. 14:7-8. Further, all corporate officers and directors shall be indemnified to the full extent permitted by law for the services rendered in their capacity as officers and directors only. Such indemnification may be funded through insurance or otherwise as authorized by under the Business Corporation Act of New Jersey, N.J.S.A. 14A:3-5.

Section 1 – indemnification. (A) Except as provided in Section 1(C) below, the Corporation shall, and does indemnify, to the fullest extent permitted or authorized by law, each person who was or is a party, or is threatened to be made a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal from any completed action, suit or proceeding (collectively, a “Proceeding”), against all liability (which for purposes of this Section includes all judgments, settlements, penalties and fines) and costs, charges, and expenses (including attorneys’ fees, costs and expenses) asserted against him or incurred by him by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan).

(B) Notwithstanding the foregoing, the Corporation shall indemnify a person entitled to indemnification under subsection (A) above in connection with a Proceeding (or any part of a Proceeding) initiated, or to be initiated, by an indemnified person only if authorization for the Proceeding (or any part of a Proceeding) was not denied by the Board of Directors of the Corporation within 30 days after receipt of notice of such Proceeding from the indemnified person.

(C) Notwithstanding anything in this Agreement, the Corporation’s obligations under these indemnification provisions shall not apply to: (i) a medical malpractice claim or matter; (ii) acts or omissions in contravention of a director’s or officer’s written agreement with the Corporation including without limitation, failure to substantially abide by policies and procedures in the manner described in a director’s or officer’s written agreement with the Corporation; (iii) acts or omissions which are known, or should reasonably be known, to be unlawful by the director or officer and which were not the result of the Corporation’s direction or within the scope of service as a director or officer; and (iv) any act or omission occurring on or before December 31, 2012.

Section 2 – Advance of Costs, Charges and Expenses. Except if the Corporation shall determine in its reasonable discretion that a matter or claim for which indemnification is being sought is not indemnifiable under the terms of the indemnification obligations described in this Article, costs, charges and, expenses (including attorneys’ fees, costs and expenses) incurred by a person referred to in Section 1(A) of this Article in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted by law in advance of the final disposition of the Proceeding, upon receipt of an undertaking reasonably satisfactory to the Board of Directors (the “Undertaking”) by or on behalf of the indemnified person to repay all amounts so advanced, unless it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized in this Article. Notwithstanding the immediately preceding sentence, in connection with a Proceeding (or any part of a Proceeding) initiated by that person, the Corporation shall pay the costs, charges and expenses in advance of the final disposition of the Proceeding only if authorization for the Proceeding (or any part of a Proceeding) was not denied by the Board of Directors of the Corporation within 30 days after receipt of a request for advancement accompanied by an Undertaking. A person to whom costs, charges. and expenses are advanced pursuant to this Article shall not be obligated to repay pursuant to the Undertaking until the final determination of: (a) the pending Proceeding in a court of competent jurisdiction concerning the right of that person to be indemnified; or, (b) the obligation of the person to repay pursuant to the Undertaking. The Board of Directors may, upon approval of the indemnified person, authorize the Corporation’s counsel to represent the person in any action, suit or proceeding, whether or not the Corporation is a party to that action, suit or proceeding.

Section 3 – Procedure for Indemnification; Conduct or Defense and Counsel. Any indemnification or advance under this Article shall be made promptly and, in any event, within 60 days after delivery of the written request of the director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies the request under this Article in whole or in part, or if no disposition of the request is made within the 60-day period after delivery of the request. The requesting person’s costs and expenses incurred in connection with: successfully establishing his right, to indemnification, in whole or in part in any action shall also be indemnified by the Corporation. There shall be a defense available to the Corporation to assert in any action that indemnification is prohibited by law or that the claimant has not met the standard of conduct, if any, required by current legislation or by current judicial or administrative decisions for indemnification. The Corporation shall have the continuing right to approval any counsel chosen to defend the indemnitee, which approval shall not be unreasonably withheld and any settlement of the matter being Indemnified by the Corporation shall require the Corporation’s prior written approval, which shall not be unreasonably withheld. If the Corporation and the indemnitee are part of the same Proceeding, then to the extent that the applicable rules of professional responsibilities permit the Corporation and the indemnitee to be represented by the same legal counsel, as the Corporation shall reasonably determine, then the Corporation shall choose counsel and direct the defense and settlement of any such Proceeding, provided that any settlement fully concludes the matter and forecloses any further liability for the indemnitee arising out of or relating to that Proceeding to the extent indemnification applies under this Article.

ARTICLE IX – OTHER PROVISIONS

The Corporation shall have all of the powers and privileges, and shall be subject to all of the limitations and restrictions; now or hereafter granted to or imposed on Corporations organized for the purpose of rendering the professional services hereinabove designated by the Professional Service Corporation Act of the State of New Jersey, and other applicable laws of the State of New Jersey.

Subject to any provisions adopted and included in the Bylaws of the Corporation by the Board of Directors or the shareholders of the Corporation or in an agreement among the shareholders of the Corporation, the estate of a deceased shareholder may continue to hold stock of the Corporation for a reasonable period of administration of the estate, but shall not be authorized to participate in any decisions concerning the rendering of professional services.

No shareholder of the Corporation may sell or transfer his shares in the Corporation except to the Corporation or to another individual who is a Doctor of Medicine duly licensed under the laws of the State of New Jersey, and such sale or transfer may be made only after the same shall have been approved as provided in the Bylaws of the Corporation or in any agreement among the shareholders. The Board of Directors or the shareholders of the Corporation shall have the power to adopt and include in the Bylaws of the Corporation or in an agreement among the shareholders additional restraints on the alienation of the shares of stock of the Corporation.

The Board of Directors or the shareholders of the Corporation shall have the power to adopt and include in the Bylaws of the Corporation or in an agreement among the shareholders provisions providing for the purchase or, redemption by the Corporation of its shares of stock; provided, however, that such provisions dealing with the purchase or redemption by the Corporation of its shares may not be invoked at a time or in a manner that would impair the capital of the Corporation.

The foregoing amendments to the Corporation’s Amended and Restated Certificate of Incorporation were authorized by the consent in writing of the sole Director and sole Shareholder of the Corporation who constitutes the only person entitled to vote on the said amendment to the Amended and Restated Certificate of incorporation.

This Amended and Restated Certificate of Incorporation of TRI-COUNTY PAIN MANAGEMENT, P.A., shall be effective as of January 2, 2013.

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IN WITNESS WHEREOF, the undersigned has executed this and Restated Certificate of Incorporation as of the date set forth below.

/s/ Gilbert L. Drozdow
Gilbert L. Drozdow, M.D.,
Sole Shareholder & Chairman c/o Inglesino, Pearlman, Wyciskala & Taylor, LLC
600 Parsippany Road, Suite 204
Parsippany, New Jersey 07054

Dated this 31st day of December, 2012.

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